Forward Funds

Response to Item 77D

SUB-ITEM 77D: Policies With Respect to Security Investments

1.

Forward Large Cap Equity Fund

Effective January 17, 2011, the Fund’s “Principal Investment Strategies” were changed in order to allow the Fund to select dividend paying equity securities based on their fundamental quality, dividend yield, dividend growth potential, valuation and anticipated price appreciation. These changes are further described in the December 16, 2010 supplements to the Fund’s then-current prospectuses as filed with the Securities and Exchange Commission via EDGAR on December 16, 2010 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-10-282479). Such descriptions are incorporated herein by reference.

2.

Forward CorePlus Fund

Effective January 20, 2011, the Forward Large Cap Growth Fund changed its name to the Forward CorePlus Fund. In connection with this name change, the Fund’s “Principal Investment Strategies” were changed in order to allow the Fund to invest synthetics or other instruments (i.e. swaps, structured notes, futures and options) that have similar economic characteristics to common stocks of large capitalization issuers, such as those in the Fund’s benchmark, the S&P 500 Index. This change is further described in the January 20, 2011 supplements to the Fund’s then-current prospectuses as filed with the Securities and Exchange Commission via EDGAR on January 20, 2011 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-11-011099). Such description is incorporated herein by reference.

3.

Forward EM Corporate Debt Fund

Effective February 14, 2011, the Fund’s “Principal Investment Strategies” were changed to allow for least at least 80% of its net assets plus borrowings for investment purposes, if any, in a diversified portfolio of fixed income securities of companies and governments located outside the placecountry-regionUnited States. The Fund seeks to offer exposure primarily to euro- and U.S.-dollar-denominated fixed income securities of non-U.S. issuers and derivatives. The Fund may invest up to 20% of its net assets plus borrowings for investment purposes, if any, in non-fixed income securities of companies and governments located outside the United States. This change is further described in the January 12, 2011 supplements to the Fund’s then-current prospectuses as filed with the Securities and Exchange Commission via EDGAR on January 12, 2011 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-11-006556). Such description is incorporated herein by reference.

Effective May 1, 2011, the Forward International Fixed-Income Fund changed its name to the Forward EM Corporate Debt Fund. In connection with this name change, the Fund’s “Principal Investment Strategies” were changed to allow the Fund’s policy to invest at least 80% of its net assets plus borrowings for investment purposes, if any, in a diversified portfolio of fixed income securities of companies located in emerging market countries.  The Fund seeks to capitalize on the inefficient emerging market corporate bond market by offering exposure primarily to euro- and U.S.-dollar-denominated fixed income securities of emerging market issuers, and related derivatives. The Fund normally invests its assets among at least ten emerging market countries throughout the world. The Fund normally limits its investment in any one emerging market country to no more than 35% of the Fund’s net assets at time of purchase, and the Fund normally limits its investment in any one issuer to no more than 5% of the Fund’s net assets at the time of purchase. These changes are further described in the May 1, 2011 prospectuses for the Fund as filed with the Securities and Exchange Commission via EDGAR on April 29, 2011 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession No. 0001193125-11-118600). Such descriptions are incorporated herein by reference.

4.

Forward Small Cap Equity Fund

Effective February 1, 2011, the Fund’s “Principal Investment Strategies” were changed to allow the Fund’s policy to invest at least 80% of its net assets plus borrowings for investment purposes, if any, in the equity securities of small capitalization companies. The Fund may also invest up to 20% of its net assets in foreign investments. These changes are further described in the December 23, 2010 supplements to the Fund’s then-current prospectuses as filed with the Securities and Exchange Commission via EDGAR on December 23, 2010 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-10-287451). Such descriptions are incorporated herein by reference.